Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

APPLIED MEDICAL CORPORATION

Pursuant to Sections 228 and 242 of the

Delaware General Corporation Law

Applied Medical Corporation, a corporation organized and existing under and by virtue of the provisions of the Delaware General Corporation Law (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: Section 4(b) of Division (B) of Article IV of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby amended to read as follows:

Automatic Conversion. Each share of each series of Preferred Stock shall automatically be converted into shares of Class B Common Stock at the Conversion Price at the time in effect for such series of Preferred Stock immediately upon the earlier of the following events: (i) the consummation of the sale of any Common Stock, whether for the account of the Corporation or any of the Corporation’s stockholders, in a bona fide, firm commitment underwriting pursuant to a registration statement under the Securities Act of 1933, as amended (the “1933 Act”), the public offering price of which was not less than $9.00 per share (adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and $10,000,000 in the aggregate; or (ii) either (x) the date and time, or the occurrence of an event, approved (by vote or written consent, as provided by law) by the holders of at least a majority of the outstanding shares of Preferred Stock or (y) the conversion into shares of Class B Common Stock, at the option of the holders thereof, of at least a majority of the outstanding shares of Preferred Stock.

SECOND: This Amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 228 of the Delaware General Corporation Law.

THIRD: This Amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed in its corporate name this 23rd day of June, 2011.

APPLIED MEDICAL CORPORATION

By:	/s/ Said S. Hilal
Name: Said S. Hilal
Title: President and Chief Executive Officer